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                                                               Exhibit 99 (c)(3)

                              SHERIDAN ENERGY, INC.
                            1000 LOUISIANA, SUITE 800
                              HOUSTON, TEXAS 77002

                                  June 15, 1999

                            PERSONAL AND CONFIDENTIAL

Calpine Corporation
50 West San Fernando Street
San Jose, California  95113
Attention: President

         Re:      Confidentiality Agreement

Gentlemen:

         In connection with the consideration by Calpine Corporation, a Delaware corporation ("Calpine"), and Sheridan Energy, Inc., a Delaware corporation ("SEI") of a possible transaction involving the acquisition by Calpine of all of the capital stock of SEI, SEI may disclose certain information relating to their businesses which is proprietary, confidential and not otherwise publicly available. Such proprietary and confidential information may include, but is not limited to, financial data, business strategies, ideas, concepts, customer lists, vendor lists, development plans for new or improved products or processes, data, formulae, techniques, designs, know-how, photographs, plans, drawings, specifications, samples, test specimens, reports, price lists, findings, studies, inventions, reserves, oil and gas exploration and development prospects, and product sales prices (the "Confidential Information").

         In consideration of the furnishing of the information as contemplated in this letter agreement (the "Agreement"), the parties hereto agree to the following:

         1. Calpine agrees to treat any Confidential Information concerning SEI delivered in connection with this Agreement or otherwise obtained (whether in written, oral or any other form and whether prepared by SEI, its advisors, or otherwise) in accordance with the provisions of this Agreement, and Calpine agrees to take or abstain from taking certain other actions as set forth herein. Such Confidential Information, along with all analyses, compilations, data, studies or other documents prepared by Calpine based in whole or in part on the Confidential Information provided by SEI, is collectively referred to as the "Evaluation Material." The term "Evaluation Material" shall not include information that (i) is already in Calpine's possession as reflected by its written records, provided that such information is not known by Calpine to be subject to another confidentiality agreement with, or other obligation of secrecy to, SEI or another party, or (ii) is or becomes generally available to the public other than as a result of a
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Calpine Corporation
June 15, 1999
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disclosure by Calpine or its directors, officers, employees, agents or advisors, or (iii) becomes available to Calpine on a non-confidential basis from a source other than SEI or its directors, officers, employees, agents or advisors, provided that such source is not known by Calpine to be bound by a confidentiality agreement with or other obligation of secrecy to Calpine or another party.

         2. Calpine agrees that the Evaluation Material made available to it will be used solely for the purpose of evaluating a possible transaction between SEI and Calpine, and that such information shall be kept confidential and shall not be disclosed in whole or in part by Calpine or permitted by Calpine to be used in any manner adverse or detrimental to SEI. Calpine further agrees not to, directly or indirectly, use, sell, lease, license or otherwise commercially use the Evaluation Material, unless express, prior written authorization is obtained from the Board of Directors of SEI. Notwithstanding the foregoing, the Evaluation Material may be disclosed to Calpine's directors, officers, employees, agents, advisors and representatives of such advisors (the persons to whom such disclosure is permissible being collectively called "Representatives") who need to know such information for the sole purpose of evaluating any possible transaction between SEI and Calpine (it being understood that prior to the receipt of any Evaluation Material by Representatives of Calpine, such Representatives shall be informed by Calpine of the confidential nature of such information and directed by Calpine to treat such information confidentially, and such Representatives shall agree, in writing, to comply with and be bound by the confidentiality provisions of this Agreement), and are approved on behalf of SEI by Jeffrey E. Susskind (the "SEI Contact"). In addition, without the prior written consent of SEI, Calpine will not, and will direct its Representatives not to (i) copy or otherwise reproduce for, or distribute to, third parties (except for copying or other reproduction for, or distribution to, those of its Representatives directly involved in the confidential review of the Evaluation Material) any Evaluation Material, and (ii) disclose to any person, other than the foregoing Representatives, by any means (including but not limited to any press release or other public dissemination) any of the following: the fact that the Evaluation Material has been made available to it or that discussions or negotiations are taking place concerning a possible transaction between SEI and Calpine, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except as may be required by U.S. securities laws or other applicable laws. Calpine agrees to be responsible for any breach of this Agreement by its Representatives. All requests by Calpine or Calpine's Representatives for Evaluation Material, meetings with SEI personnel, or inspection of SEI's properties shall be made to the SEI Contact. As used herein, the Calpine "Contact" shall be the President of Calpine.

         3. In the event that Calpine or any of its Representatives is requested or required as part of a legal or administrative proceeding by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demands or similar processes to disclose any Evaluation Material or any of the matters set forth herein (to the extent such matters are not
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Calpine Corporation
June 15, 1999
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then publicly known or available), it is agreed that Calpine will (a) provide
SEI with prompt written notice of such request(s) and the documents or information requested so that SEI may seek an appropriate protective order at its expense and/or waive Calpine's compliance with the provisions of this Agreement, and (b) consult with SEI as to the advisability of taking legally available steps to resist or narrow such request. It is further agreed that if in the absence of a protective order or the receipt of a written waiver from SEI, Calpine is nonetheless compelled to disclose any of the Evaluation Material or others matters set forth in this Agreement to any tribunal or else stand liable for contempt or suffer other censure or penalty, Calpine agrees to disclose to such tribunal only such Evaluation Material as is legally required, which disclosure shall be without liability hereunder; provided however, that Calpine shall give written notice of the Evaluation Material or other matters to be so disclosed as far in advance of its disclosure as is practicable and shall use reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be given to such portion of the Evaluation Material or other matters required to be disclosed.

         4. Calpine acknowledges that neither SEI nor any of its Representatives has made or are making any representation or warranty as to the accuracy or completeness of the Evaluation Material provided, and Calpine acknowledges that only those specific representations and warranties that may be expressly made in a definitive agreement regarding the contemplated transaction (when, as and if any is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement) shall have any legal effect. Calpine understands and agrees that neither SEI nor any of its Representatives shall have any liabilities to Calpine or any of its Representatives pursuant to this Agreement based on any inaccuracies, omissions or misstatements contained in, or inadequacies of, the Evaluation Material.

         5. SEI and Calpine each agrees that either party shall have the right, at any time, in its sole discretion without giving any reason therefor, to terminate discussions with the other concerning a possible transaction. In the event of such termination or upon SEI's request, as may be indicated in a writing (a "Request") delivered by SEI to Calpine, Calpine shall promptly collect from all of its Representatives all written Evaluation Material regarding SEI and either (1) deliver such materials to SEI, or (2) destroy such materials, without retaining any copies, extracts or other reproductions in whole or in part of such written material, and further, shall cause written certification by an authorized officer of Calpine of the delivery or destruction of the materials to be delivered to SEI no later than ten (10) business days following delivery of the Request by SEI. In addition to the foregoing, all documents, memoranda, notes and other writings whatsoever prepared by Calpine or its Representatives based on the information in the Evaluation Material provided to Calpine shall be destroyed, and such destruction shall be certified in writing to SEI by an authorized officer of Calpine supervising such destruction.

         6. SEI and Calpine each agrees that unless and until a definitive agreement between
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Calpine Corporation
June 15, 1999
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SEI and Calpine regarding any transaction has been executed and delivered, the parties hereto will be under no legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or other written or oral expression by them or by any of their directors, officers, employees, agents or any other Representatives thereof except, in the case of this Agreement, for the matters specifically agreed to herein.

         7. Without the prior written consent of the other party's Contact, for a period of six months from the date of this Agreement, no party will employ the other party's employees; provided, that neither party shall be prohibited from
(i) employing any such person who is engaged in secretarial or clerical work or
(ii) conducting generalized solicitations for employees and hiring such person (except persons employed by SEI in executive endeavors) identified through such means.

         8. Calpine hereby acknowledge that it is aware, and it will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling the securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

         9. Calpine agrees that for a period of two years from the date hereof, neither it nor any Affiliate (as that term is defined in Rule 405 under the Securities Act of 1933) of Calpine (regardless of whether such person or entity is an Affiliate on the date hereof) will (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of SEI, (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of SEI,
(iii) form, join or in any way participate in a "group" within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to any voting securities of SEI, or (iv) otherwise act, alone or in the concert with others, to seek to control or influence the management, board of directors or policies of SEI. Notwithstanding the foregoing, Calpine may take any and all actions in connection with its rights associated with the interests it holds in Sheridan California Energy, Inc. ("SCEI"). Nothing in this Agreement is intended to modify such rights or interests in SCEI.

         10. Calpine agrees to indemnify and hold SEI harmless for any damages, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by Calpine or its Representatives of Evaluation Material
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Calpine Corporation
June 15, 1999
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or other violation of this Agreement. In addition, because an award of money damages (whether pursuant to the foregoing sentence or otherwise) would be inadequate for any breach of this Agreement by Calpine or its Representatives and any such breach would cause SEI irreparable harm, Calpine agrees that in the event of any breach or threatened breach of this Agreement, SEI shall also be entitled, without the requirements of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies shall not be the exclusive remedies for any breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

         11. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable laws, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and no provision hereof may be amended, modified or waived except by a written agreement signed by the party against whom enforcement or any amendment, modification or waiver is sought. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same instrument.

         12. All notices required or permitted to be given hereunder shall be personally delivered, sent by overnight courier or delivery service, or by telefax to the parties as follows, or to such other address or telefax number as may be subsequently provided:

                             If to SEI:       Sheridan Energy, Inc.
                                              1000 Louisiana, Suite 800
                                              Houston, Texas  77002
                                              Attention:  Jeffrey E. Susskind

                             If to Calpine:   Calpine Corporation
                                              50 West San Fernando Street
                                              San Jose, California 95113
                                              Attention:  General Counsel

         13. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws.

         EFFECTIVE AS OF THE DATE FIRST WRITTEN ABOVE.

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Calpine Corporation
June 15, 1999
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                                            SHERIDAN ENERGY, INC.



                                            By: /s/ Jeffrey Susskind
                                                -------------------------------
                                            Name: Jeffrey Susskind
                                                  -----------------------------
                                            Title:  Chairman of the Board
                                                  -----------------------------


ACCEPTED AND AGREED:

CALPINE CORPORATION

By:  /s/ John T. King
     ------------------------------
Name:  John T. King
     ------------------------------
Title: Vice-President - Business Development
       -------------------------------------